Exhibit 99.1

First Industrial Realty Trust, Inc. 311 South Wacker Drive Suite 3900 Chicago, IL 60606 312/344-4300 FAX: 312/922-9851 MEDIA RELEASE

FIRST INDUSTRIAL REALTY TRUST CEO BRUCE DUNCAN TO RETIRE BY YEAR-END,

APPOINTED CHAIRMAN OF THE BOARD; JOHN RAU NAMED LEAD INDEPENDENT

DIRECTOR

CHICAGO, January 20, 2016 – First Industrial Realty Trust, Inc. (NYSE: FR), a leading fully-integrated owner, operator and developer of industrial real estate, today announced that President and Chief Executive Officer Bruce W. Duncan plans to retire by year-end 2016 as part of an orderly leadership transition. The board of directors will conduct a process to choose Mr. Duncan’s successor and will consider internal and external candidates for the position. The Company has engaged Korn Ferry, a global people and organizational advisory firm, to assist in this process.

The Company also announced that Mr. Duncan has been appointed chairman of the board. Previous non-executive chairman Ed Tyler will continue to serve as a member of the board. The independent directors of the board appointed John Rau, the chair of the nominating and governance committee of the board, to the position of lead independent director. Mr. Rau has served as a director of First Industrial since 1994 and previously served as CEO of LaSalle Bank and Chicago Title and Trust. He is currently President and CEO of Chicago-based Miami Corporation, a private asset management firm.

“Since taking the helm in January 2009, Bruce Duncan has provided strong leadership at First Industrial, significantly transforming its portfolio, operations and balance sheet and delivering strong financial performance,” said Mr. Rau. “The board appreciates Bruce’s many contributions to the Company during his tenure as CEO and looks forward to his ongoing leadership and guidance.”

“I am proud of what we have accomplished as a team at First Industrial, and I am excited about the opportunities that lie ahead for our Company,” Mr. Duncan said. “I thank my great group of teammates who have delivered on our strategy and are the foundation of our valuable platform. I look forward to working with the board and the management team as we determine my successor, and I am honored to continue to serve our shareholders as chairman of the board.”

About First Industrial Realty Trust, Inc.

First Industrial Realty Trust, Inc. (NYSE: FR) is a leading fully-integrated owner, operator, and developer of industrial real estate with a track record of providing industry-leading customer service to multinational corporations and regional customers. Across major markets in the United States, our local market experts manage, lease, buy, (re)develop, and sell bulk and regional distribution centers, light industrial, and other industrial facility types. In total, we own and have under development approximately 66.1 million square feet of industrial space as of September 30, 2015. For more information, please visit us at www.firstindustrial.com.

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Forward-Looking Information

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend for such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions and describe future plans, strategies and expectations of the Company, and are generally identifiable by use of the words “believe,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “project,” “seek,” “target,” “potential,” “focus,” “may,” “should” or similar words. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities; our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties; the availability and attractiveness of terms of additional debt repurchases; interest rates; our credit agency ratings; our ability to comply with applicable financial covenants; competition; changes in supply and demand for industrial properties (including land) in the Company’s current and potential market areas; difficulties in identifying and consummating acquisitions and dispositions; our ability to manage the integration of properties we acquire; environmental liabilities; delays in development or lease-up schedules; tenant creditworthiness; higher-than-expected costs; changes in asset valuations and related impairment charges; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; and those additional factors described under the “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and in the Company’s subsequent Exchange Act reports. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Art Harmon
Vice President, Investor Relations and Marketing
312-344-4320

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